Exhibit 10.2.10

December __, 2005

FORM OF

RESTRICTED STOCK UNIT AGREEMENT

Restricted Stock Unit Agreement (this “Agreement”), dated as of December __, 2005 (the “Effective Date”), between GrafTech International Ltd. (the “Corporation”) and                                                   (the “Participant”).

BACKGROUND

Reference is made to the GrafTech International Ltd. 2005 Equity Incentive Plan (the “Plan”). A copy of the Plan has been made available to the Participant and the terms of the Plan are incorporated herein by reference.

The Corporation has determined that it would be in the best interests of the Corporation and its stockholders for the Corporation to compensate elected non-employee directors of the Corporation by crediting them Restricted Stock Units in lieu of receiving any award of Restricted Stock that may be made to them in 2006. The Plan allows such awards and the Committee has authorized them. The Participant has elected to defer receipt of the Restricted Stock and be credited with Restricted Stock Units. The Corporation has accepted such election. Each Restricted Stock Unit initially corresponds to one share of Common Stock.

In consideration of the covenants contained herein and other good and valuable consideration, receipt of which is hereby acknowledged, the parties agree as follows:

ARTICLE I

DEFINITIONS

Whenever capitalized terms are used in this Agreement, they shall have the meanings set forth in this Agreement or, if not defined in this Agreement, as set forth in the Plan.

“Beneficiary” shall mean one or more Persons designated in accordance with Article IV to receive distribution hereunder upon the death of the Participant.

A “Change of Control” shall be deemed to occur if any of the following events or circumstances shall occur:

(i)

Any one person, or more than one person acting as a group, acquires ownership of stock (as determined under Section 318(a) of the Code) of the Corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of the Corporation; provided, however, that if any one person, or more than one person acting as a group, is considered to own more than 50 percent of the total fair market value or total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control. This paragraph applies only when there is a transfer of stock of the Corporation (or issuance of stock of the Corporation) and stock in the Corporation remains outstanding after the transaction.

(ii)

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock (as determined under Section 318(a) of the Code) of the Corporation possessing 35 percent or more of the total voting power of the stock of the Corporation; provided, however, that if any one person, or more than one person acting as a group, is considered to own 35 percent or more of the total voting power of the stock of the Corporation, the acquisition of additional stock by the same person or persons is not considered to cause a Change in Control.

(iii)

A majority of members of the Board (the “Incumbent Directors”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Incumbent Directors; provided, that no other Corporation is a majority shareholder of the Corporation.

(iv)

Any one person, or more than one person acting as a group, acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the Corporation that have a total gross fair market value equal to or more than 40 percent of the total gross fair market value of all of the assets of the Corporation immediately prior to such acquisition; provided, however, that a transfer of assets by the Corporation is not treated as a Change in Control if the assets are transferred to: (A) a shareholder of the Corporation (immediately before the asset transfer) in exchange for or with respect to its stock; (B) an entity, 50 percent or more of the total value or voting power of which is owned, directly or indirectly, by the Corporation; (C) a person, or more than one person acting as a group, that owns, directly or indirectly, 50 percent of more of the total value or voting power of all outstanding stock of the Corporation; or (D) an entity, at least 50 percent of the total value or voting power of which is owned, directly or indirectly, by a person described in the previous subsection (C). For purposes of this paragraph, (1) gross fair market value means the value of the assets of the Corporation, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets and (2) a person’s status is determined immediately after the transfer of the assets.

For purposes of this definition:

(a)	A “person” shall be as such term is defined in Section 3(a)(9) of the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act.

(b)

Persons will be considered to be acting as a group if they are owners of a Corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar transaction, with or involving the Corporation. If a person, including an entity, owns stock in both companies that enter into a merger, consolidation, purchase or acquisition of stock, or similar transaction, such shareholder is considered to be acting as a group with other shareholders in the Corporation prior to the transaction giving rise to the Change in Control and not with respect to the ownership interest in the other Corporation. Persons will not be considered to be acting as a group solely because they purchase or own stock of the Corporation at the same time or as a result of the same public offering.

Notwithstanding the foregoing, solely for purposes of vesting of Restricted Stock Units under this Agreement, “Change of Control” shall have the same meaning as is set forth in the Plan.

“Election Form” shall mean the form established from time to time by the Corporation that must be completed, signed and returned to and accepted by the Corporation to make an election to forego an award of Restricted Stock in exchange for an award of the Restricted Stock Units and to designate or change Beneficiaries.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended (including any successor statute), and the rules and regulations thereunder.

“Restricted Stock” shall mean shares of Common Stock covered by a Restricted Stock Award which would be granted to the Participant by the Corporation under the Plan in 2006.

“Restricted Stock Units” shall mean, subject to Section 2.4, restricted stock units credited to the Participant pursuant to this Agreement.

“Termination Date” shall mean the date on which the Participant ceases to be a director for any reason, including his or her failure to be reelected as a director or his or her resignation or death.

ARTICLE II

CREDITING OF RESTRICTED STOCK UNITS

2.1  Crediting of Restricted Stock Units. Restricted Stock Units are hereby credited to the Participant subject to the restrictions and conditions set forth in this Agreement. The number of Restricted Stock Units credited shall be equal to the number of shares of Restricted Stock awarded to the Participant (but for deferral pursuant to the Election Form and this Agreement) on any date in 2006.

2.2    Value of Restricted Stock Units. The fair market value of each Restricted Stock Unit on any date shall be the same as the Fair Market Value of a share of Common Stock on that date.

2.3    Vesting of Restricted Stock Units.

(i)         The Restricted Stock Units shall vest (a) in accordance with the vesting schedule for the corresponding Restricted Stock and (b) to the extent not previously vested, immediately upon the occurrence of a Change of Control or the Participant’s death, if earlier.

(ii)         The Committee or the Board may accelerate the vesting of any or all Restricted Stock Units at any time and for any reason.

(iii)        Restricted Stock Units that are not vested as of the Termination Date shall be forfeited and cancelled.

2.4    Dividends and Other Corporate Events.

(i)         Subject to Sections 2.4(ii) and 2.4(iii), if a dividend or distribution of any kind is declared on shares of Common Stock and such dividend or distribution is payable in whole or in part in cash, then the number of Restricted Stock Units shall be increased by that number of Restricted Stock Units equal to the division of the amount of such cash by the Fair Market Value of a share of Common Stock for the payment date for such dividend or distribution. References herein to “Restricted Stock Units” shall include such additional Restricted Stock Units.

(ii)         If a dividend or distribution of any kind is declared on shares of Common Stock payable in securities or other property, then the Corporation shall cause adequate provision to be made so that, upon distribution of shares of Common Stock with respect to the Restricted Stock Units, distribution shall also be made, as nearly as practicable, of the same kind and amount of securities and other property which would have been received thereon if such shares had been distributed immediately prior to the record date for determining stockholders entitled to receive such payment (together with all interest, dividends, distributions and other rights which would have been received in respect of such securities and other property from the issuer or other obligor thereof (and, to the extent that cash would have been so received, interest on such cash at the annual rate of 6%)). References herein to “Restricted Stock Units” shall include such securities and other property, with such adjustments as may be necessary or appropriate.

(iii)        If a merger, consolidation, tender or exchange offer, recapitalization, reorganization or other business combination or corporate event occurs which results in a change in the Common Stock but does not constitute a Change of Control, then the Corporation shall cause adequate provision to be made so that, upon distribution of shares of Common Stock with respect to the Restricted Stock Units, distribution shall also be made, as nearly as practicable, of the same kind and amount of securities and other property which would have been received thereon if such shares had been distributed immediately prior to the record date for determining stockholders entitled to participate therein (together with all interest, dividends, distributions and other rights which would have been received in respect of such securities and other property from the issuer or other obligor thereof (and, to the extent that cash would have been so received, interest on such cash at the annual rate of 6%)). References herein to “Restricted Stock Units” shall include such securities and other property, with such adjustments as may be necessary or appropriate.

(iv)        Additional Restricted Stock Units, securities and other property described in Sections 2.4(i), 2.4(ii) and 2.4(iii) shall be (a) vested or (b) unvested (and subject to forfeiture) and thereafter become vested, to the same extent as the Restricted Stock Units to which they relate.

(v)        If, in connection with any transaction described in Section 2.4(ii) or 2.4(iii), shares of Common Stock are required to be transferred, exchanged, cancelled or otherwise modified to receive payment thereunder or participate therein, adjustments shall be made to the Restricted Stock Units and the shares of Common Stock distributable in respect thereof as necessary or appropriate to give effect to such requirement.

(vi)        The provisions of this Section 2.4 shall satisfy any requirements under Section 3.3 of the Plan, unless otherwise expressly determined by the Compensation Committee.

2.5    Rights as Stockholder. Neither the Participant nor any Beneficiary shall have any rights as a stockholder (or security holder or property owner) with respect to the Restricted Stock Units (or shares of Common Stock, securities or other property) until shares of Common Stock (or securities or other property, if any) are distributed in respect thereof.

2.6    Reversion. All Restricted Stock Units and shares of Common Stock (and securities and other property, if any) which are forfeited pursuant to Section 2.3(iii) shall automatically (and without further action by the Corporation or the Participant) revert back to the Corporation. Such shares shall thereupon again constitute shares subject to (and available for future grant or award under) the Plan.

ARTICLE III

DISTRIBUTION OF RESTRICTED STOCK UNITS

3.1    Distribution of Restricted Stock Units.

(i)         Except as otherwise provided in Sections 3.1(ii) and 3.1(iii), the Restricted Stock Units shall be distributed to the Participant (or, if the Participant shall have died, to the Beneficiaries) on the earliest to occur of:

(a)        the date designated by the Participant on his or her Election Form that shall have been duly completed, signed and accepted (the “Distribution Date”); or

(b)        the date that is five years after the Termination Date;

but in any event as promptly as practicable following the Participant’s death or the occurrence of a Change of Control. The date on which a Change of Control occurs is called the “Change of Control Date.” The earliest of the dates described in the prior sentences of this Section 3.1(i) is called the “Payment Date.”

(ii)         The Participant may change his or her Distribution Date by completing, signing and returning to the Corporation a new Election Form so long as: (i) such Election Form is accepted by the Corporation not later than one year prior to the Distribution Date then in effect; (ii) for distributions other than on account of death, the new Distribution Date is at least five years later than the then current Distribution Date, and (iii) the change in Distribution Date does not constitute an acceleration of payment except to the extent such acceleration is permitted under Section 409A.

(iii)        The Board or the Committee may at any time accelerate the distribution of the Restricted Stock Units; provided that no acceleration shall be permitted to the extent it would not be permitted under the provisions of Section 409A.

(iv)        The distribution of the Restricted Stock Units shall be effected by (and only by) the distribution of the shares of Common Stock (and securities and other property, if any) represented by such Restricted Stock Units. The shares of Common Stock (and securities and other property, if any) distributed with respect to such Restricted Stock Units shall be distributed in a single distribution; provided, however, that any fractional shares (or securities or other property) may, at the election of the Corporation, be distributed by payment of cash in an amount that approximates the fair value thereof as determined by the Corporation. For this purpose, the fair value of a Restricted Stock Unit shall equal the Fair Market Value of the shares of Common Stock, if any, represented thereby plus the fair value of the securities and other property, if any, represented thereby as determined by the Corporation.

3.2    Withholding of Taxes. The Corporation shall either, at its election, withhold or deduct from payments (or, if the Corporation so elects, from shares, securities or other property) due to or held for the Participant or require the Participant or the Beneficiaries to pay to the Corporation an amount equal to all taxes and other governmental charges of any kind required to be withheld or deducted with respect to any and all taxable income and amounts attributable to distributions hereunder.

3.3    Discharge of Obligation. The completion of the distributions provided herein to the Participant or the Beneficiaries shall fully and completely discharge the Corporation from any and all further obligations under the Plan and this Agreement with respect to the Restricted Stock Units and the Restricted Stock.

ARTICLE IV

BENEFICIARY DESIGNATION

4.1    Beneficiary.

(i)         The Participant has designated the Beneficiaries set forth on the Final Election Form (as defined in Section 4.1 (iii)). The Beneficiaries shall share in distributions hereunder on an equal basis.

(ii)         The Participant may change his or her Beneficiaries at any time by completing, signing and returning to the Corporation a new Election Form so long as such new Election Form is accepted by the Corporation not later than the earliest of the Distribution Date, the Termination Date or the Change of Control Date. Notwithstanding anything in a prior Election Form or Agreement to the contrary, such new Election Form shall supercede the Beneficiary designations in all prior Election Forms and Agreements.

(iii)        Upon the acceptance by the Corporation of a new Election Form, all previous Beneficiary designations shall be cancelled. The Corporation shall be entitled to rely on the last Election Form designating a Beneficiary, filed by the Participant and accepted by the Corporation prior to his or her death (the “Final Election Form”).

4.2    No Beneficiary Designation. If the Participant fails to designate a Beneficiary as provided in this Article IV or if all designated Beneficiaries predecease the Participant or die prior to all distributions hereunder being completed, then the Participant’s surviving spouse, if any, shall be deemed to be the designated Beneficiary or, if the Participant has no surviving spouse, the Participant’s estate shall be deemed to be the designated Beneficiary.

ARTICLE V

REGISTRATION OF SHARES

5.1 Registration.

(i)         Neither issuance nor the resale of the Restricted Stock Units or the shares of Common Stock distributable with respect thereto have been registered under any securities law. The Participant represents and warrants that he or she is acquiring the Restricted Stock Units and such shares of Common Stock for investment solely for his or her own account and not with a view to distribution thereof. The Participant agrees that:

(a)        the Restricted Stock Units shall not be transferred, pledged or otherwise disposed;

(b)        such shares of Common Stock shall not be sold, transferred, pledged or otherwise disposed except pursuant to an effective registration under applicable securities laws or an exemption therefrom;

(c)        if any of such shares are to be sold, transferred, pledged or otherwise disposed pursuant to such an exemption, the transferor shall first deliver to the Corporation an opinion of counsel satisfactory to the Corporation as to the availability of such exemption; and

(d)        unless registration thereof is then in effect, all certificates representing any of such shares shall bear restrictive legends, and the transfer agent for the Common Stock shall be given stop transfer instructions, as necessary or appropriate to ensure compliance with this Section 5.1.

(ii)         The Corporation may (but is not obligated to), at its own expense, register under applicable securities laws the issuance or resale of the shares of Common Stock (or securities, if any) distributable hereunder. The Corporation may (but is not obligated to), at its own expense, maintain such registration for such period of time as it may determine and terminate such registration at any time.

5.2    Limitations on Resale Any resale of the shares of Common Stock distributed hereunder shall be subject to (i) the continued effectiveness of registration thereof, unless such resale shall be effected pursuant to an exemption therefrom, and (ii) such blackout, insider trading, short-swing profit or other restrictions on trading activity as the Corporation may impose or to which the Participant may be subject, by law, under Corporation policies or otherwise.

5.3    Indemnification. If the resale of shares of Common Stock distributed hereunder is registered, the Participant and the Beneficiaries will indemnify the Corporation, each of its directors and officers and each Person who Controls the Corporation against all claims, losses, damages, expenses and liabilities (or actions in respect thereof) arising out of or based upon any untrue statement (or alleged untrue statement) of a material fact contained in any such registration statement or statements, or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, and will reimburse the Corporation, each of its directors and officers and each Person Controlling the Corporation for all legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, in each case to the extent, but only to the extent, that such untrue statement (or alleged statement) or omission (or alleged omission) is made in a registration statement or a prospectus in reliance upon and in conformity with written information furnished to the Corporation by the Participant or the Beneficiaries with respect to them and expressly for use therein; provided, however, that the liability of the Participant and the Beneficiaries under this Section 5.3 shall be limited to the amount of proceeds received by the Participant and the Beneficiaries in the resale giving rise to such liability.

5.4    Corresponding Provisions. Provisions corresponding to those under Sections 5.1, 5.2 and 5.3 shall apply to all other securities distributable with respect to the Restricted Stock Units.

ARTICLE VI

MISCELLANEOUS

6.1    Unsecured General Creditor. The Participant, the Beneficiaries and his, her or its heirs, successors and assigns have no legal or equitable rights, interests or claims in any properties or assets of the Corporation by reason of this Agreement. The Corporation’s obligations under this Agreement are merely that of an unfunded and unsecured promise to make the distributions required hereby.

6.2    Nonassignability. Neither the Participant nor any other Person shall have any right to commute, sell, assign, transfer, pledge, anticipate or otherwise encumber or alienate in advance of actual receipt, the shares of Common Stock (or securities or other property, if any) distributable hereunder. Subject to Section 6.7, no part thereof shall, prior to actual distribution, be: (i) subject to seizure, attachment, garnishment or sequestration for the payment of any debts, judgments, alimony or separate maintenance owed by the Participant or any other Person; (ii) transferable by operation of law in the event of the Participant’s or any other Person’s bankruptcy or insolvency; or (iii) transferable to a spouse as a result of a property settlement or otherwise.

6.3    No Retention. Nothing contained in this Agreement shall be deemed to give the Participant the right to continue in the service of the Corporation as a director or to restrict the termination of such service.

6.4    Successors. This Agreement shall bind and inure to the benefit of the Corporation and its successors and assigns and the Participant, the Beneficiaries and his, her or its heirs, successors and assigns.

6.5    Validity. If any provision of this Agreement is held to be illegal or invalid for any reason, such illegality or invalidity shall not affect the remaining provisions hereof and this Agreement shall be construed and enforced as if such illegal or invalid provision had never been inserted herein.

6.6    Incompetent. If the Corporation determines that Restricted Stock Units are to be distributed to a minor, a Person declared incompetent or a Person incapable of handling the disposition of his or her property, the Corporation may direct distribution of such Restricted Stock Units to the guardian, legal representative or Person having the case and custody of such minor, incompetent or incapable person. The Corporation may require proof of minority, incompetence, incapacity or guardianship prior to distribution of such Restricted Stock Units.

6.7    Court Order. To the extent permitted under relevant law including, but not limited to, Section 409A, the Corporation is authorized to make distributions as directed by court order in any action in which the Corporation has been named as a party; in addition, if a court determines that a spouse or former spouse of the Participant has an interest in this Agreement in connection with a property settlement or otherwise, the Corporation shall have the right, notwithstanding any election made by the Participant, to immediately distribute the spouse’s or former spouse’s interest in this Agreement to that spouse or former spouse.

6.8    Notices. All notices to a party must be given in writing and shall be deemed to have been duly given when delivered by hand or three days after deposited in the mail, postage prepaid or, in the case of telecopy or email notice, when received, addressed as follows or to such other address as to which the intended receiving party shall have duly given notice to the notifying party hereunder:

(i)	If to the Corporation, to the following address:
GrafTech International Ltd.
Brandywine West Bldg., Suite 301
1521 Concord Pike
Wilmington, Delaware 19803
Attn: General Counsel
Telecopy: (302) 778-8238
Email: karen.narwold@graftech.com
with a copy to:
UCAR Carbon Corporation Inc.
12900 Snow Road
Parma, Ohio 44130
Attn: Human Resources
Telecopy: (216) 676-2143
Email: brian.blowes@graftech.com
(ii)	If to the Participant, to his or her most recent primary residential address or business telecopy or email address as shown on the records of the Corporation.

6.9    Amendment. This Agreement may be amended only by a writing executed by the parties which specifically states that it is amending this Agreement, except that this Agreement may be amended by a writing executed by the Corporation which so states if such amendment is not adverse to the Participant or relates to administrative matters.

6.10  Governing Law and Interpretation. Subject to ERISA, this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Delaware applicable to contracts made and to be performed therein without regard to the conflicts of law principles thereof. Whenever the word “including” is used herein, it shall be deemed to be followed by the phrase “without limitation”. Unless otherwise specified herein, all determinations, consents, elections and other decisions by the Corporation, the Board or the Committee may be made, withheld or delayed in its sole and absolute discretion. Notwithstanding the foregoing, or any other provision of this Agreement or the Plan, it is intended that all deferrals under this Agreement satisfy the provisions of Section 409A, and this Agreement shall be interpreted and administered, as necessary, to comply with such provisions.

6.11  Titles. Titles are provided herein for convenience of reference only and are not to serve as a basis for interpretation or construction of this Agreement.

6.12  Counterparts. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument and which will be deemed effective whether received in original form or by telecopy or other electronic means.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties.

PARTICIPANT	GRAFTECH INTERNATIONAL LTD.
___________________________________ Signed Name:_________________________ Home Address:__________________	By: ____________________________ Name: _________________________ Title: ___________________________

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